EXHIBIT 99.1

CONTACT: Connie Hamblin RELEASE: May 21, 2013 (616) 772-1800

GENTEX ANNOUNCES OFFICER CHANGE

ZEELAND, Michigan, May 21, 2013 -- Gentex Corporation, the Zeeland, Michigan-based manufacturer of automatic-dimming rearview mirrors and camera based lighting and driver-assist systems for the automotive industry, commercial fire protection products, and dimmable aircraft windows, today reported that the Company’s Chief Financial Officer and Vice President – Finance, departed from those roles with the Company effective as of May 17, 2013.
“Steve Dykman is a longtime, valued associate at Gentex, and we wish him the best in his future endeavors,” said Gentex Corporation Chairman and Chief Executive Officer Fred Bauer.
Mr. Bauer also said that the Company named Steve Downing, previously the Company’s Vice President-Commercial Management, to succeed Mr. Dykman as the Company's Chief Financial Officer and Vice President-Finance. Mr. Downing is a summa cum laude graduate of Liberty University with a Bachelor of Science Degree in Finance and Management. The Company announced that Kevin Nash has been appointed chief accounting officer of the Company as well. The Finance and Accounting Department of the Company will otherwise remain intact. Mr. Bauer noted that: "The Gentex foundations of devotion to quality, devotion to innovation, ownership mentality, and unpretentious management give us a cohesive and cooperative leadership team with a deep bench. Steve Downing has eleven years of success and increasing responsibility in cost accounting, quotation development, forecasting, strategic partnerships, and new business development that is central to all of the Company’s sales today. We view this change as an opportunity for Mr. Downing to grow his already important contributions to the day-to-day management of the Company and to further use his exceptional analytical skills."
A conference call related to this news release will be simulcast live on the Internet beginning at 6:00 p.m. EDT on May 21, 2013. To access that call, go to www.gentex.com and select "Audio Webcast" icon on the right side of the page.
Founded in 1974, Gentex Corporation (The Nasdaq Global Select Market: GNTX) is the leading supplier of automatic-dimming rearview mirrors and camera-based lighting and driver-assist systems to the global automotive industry. The Company also provides commercial smoke alarms and signalizing devices to the North American fire protection market, as well as dimmable aircraft windows for the commercial, business, and general aviation markets. Based in Zeeland, Michigan, the international Company develops, manufactures, and markets interior and exterior automatic-dimming automotive rearview mirrors that utilize proprietary electrochromic technology to dim in proportion to the amount of headlight glare from trailing vehicle headlamps. More than half of the Company's interior mirrors are sold with advanced electronic features, and more than 98 percent of the Company's net sales are derived from the sale of auto-dimming mirrors to every major automaker in the world. Visit the Company's web site at www.gentex.com.
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